SMITH BARNEY SECTOR SERIES INC.

FORM OF INVESTMENT MANAGEMENT AGREEMENT


February 14, 2000

SSB Citi Fund Management LLC
388 Greenwich Street
New York, New York 10013

Dear Sirs:

This Investment Management Agreement (the "Agreement") is made on this 14th day of February, 2000, by and between Smith Barney Sector Series Inc., a corporation organized under the laws of the State of Maryland
(the "Corporation"), in respect of its new series, Smith Barney Financial Services Fund (the "Fund"), and
SSB Citi Fund Management LLC (the "Manager") as follows:

1.	Investment Description; Appointment

The Fund desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in: (i) the Corporation's Charter as amended from time to time
(the "Charter of the Corporation"); (ii) the Fund's
Prospectus (the "Prospectus"); and (iii) the Fund's
Statement of Additional Information (the "Statement") filed with the Securities and Exchange Commission (the
"SEC") as part of the Fund's Registration Statement on Form N-1A, as amended from time to time, and in such manner and to such extent as may from time to time be approved by the Board of Directors of the Corporation
(the "Board"). Copies of the Fund's Prospectus and the
Statement and the Charter of the Corporation have been or will be submitted to the Manager. The Corporation desires to employ and hereby appoints the Manager to act as investment manager for the Fund. The Manager accepts the appointment and agrees to furnish the services for the compensation set forth below. The
Manager is hereby authorized to retain third parties and is hereby authorized to delegate some or all of its duties and obligations hereunder to such persons, provided such persons shall remain under the general supervision of the Manager.

2.	Services as Investment Manager

Subject to the supervision and direction of the Board, the Manager will: (a) manage the Fund's holdings in accordance with the Fund's investment objective and policies as stated in the Charter and the Registration
Statement; (b) assist in supervising all aspects of the Fund's operations; (c) supply the Fund with office facilities (which may be in SSB Citi's own offices), statistical and research data, data processing services, clerical, accounting and bookkeeping services, including, but not limited to, the calculation of (i) the net asset value of shares of the Fund, (ii) applicable contingent deferred sales charges and similar fees and charges and (iii) distribution fees, internal auditing and legal services, internal executive and administrative services, and stationery and office supplies; and (d) prepare reports to shareholders of the Fund, tax returns and reports to and filings with the SEC and state blue sky authorities. The Manager is hereby authorized to retain third parties and to delegate some or all of its duties and obligations under this paragraph 2 to such persons provided that such persons shall remain under the general supervision of the Manager.

3.	Compensation

In consideration of the services rendered pursuant to this Agreement, the Corporation will pay the Manager, on the first business day of each month, a fee for the previous month at an annual rate of 0.80% of the Fund's average daily net assets. The fee for the period from the date the Fund commences its investment operations to the end of the month during which the Fund commences its investment operations shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of that month shall be pro-rated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Manager, the value of the Fund's net assets shall be computed at the times and in the manner specified in the Fund's Prospectus and/or the Statement, as from time to time in effect.

4.	Expenses

The Manager will bear all expenses in connection with the performance of its services under this Agreement.
The Fund will bear certain other expenses to be incurred in its operation, including: investment advisory and administration fees; charges of custodians and transfer and dividend disbursing agents; fees for necessary professional services, such as the Fund's and Board members' proportionate share of insurance premiums, professional associations, dues and/or assessments; and brokerage services, including taxes, interest and commissions; costs attributable to investor services, including without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; the costs of regulatory compliance, such as SEC fees and state blue sky qualifications fees; outside auditing and legal expenses and costs associated with maintaining the Fund's legal existence; costs of shareholders' reports and meetings of the officers or Board; fees of the members of the Board who are not officers, directors or employees of Salomon Smith Barney, Inc. or its affiliates or any person who is an affiliate of any person to whom duties may be delegated hereunder and any extraordinary expenses. In addition, the Fund will pay all service and distribution fees pursuant to a Services and Distribution Plan adopted under Rule
12b-1 of the Investment Company Act of 1940, as amended (the "1940 Act").

5.	Brokerage

In selecting brokers or dealers to execute transactions on behalf of the Fund, the Manager will seek the best overall terms available. In assessing the best overall terms available for any transaction, the Manager will consider factors it deems relevant, including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, and in evaluating the best overall terms available, the Manager is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Fund and/or other accounts over which the Manager or its affiliates exercise investment discretion.

6.	Information Provided to the Fund

The Manager will keep the Corporation informed of developments materially affecting the Fund's portfolio, and will, on its own initiative, furnish the Corporation from time to time with whatever information the Manager believes is appropriate for this purpose.

7.	Standard of Care

The Manager shall exercise its best judgment in rendering the services listed in paragraph 2 above.
The Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Manager against any liability to the Corporation or to the Fund's shareholders to which the Manager would otherwise be subject by reason of willful malfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Manager's reckless disregard of its obligations and duties under this Agreement.

8.	Services to Other Companies or Accounts

The Corporation understands that the Manager now acts, will continue to act and may act in the future as:
investment adviser to fiduciary and other managed accounts, as well as to other investment companies;
and the Corporation has no objection to the Manager's so acting, provided that whenever the Fund and one or more other investment companies advised by the Manager have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each company. The Corporation recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Fund. In addition, the Corporation understands that the persons employed by the Manager to assist in the performance of the Manager's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of the Manager or any affiliate of the Manager to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.


9.	Term of Agreement

This Agreement shall become effective as of the date the Fund commences its investment operations and continue for an initial two-year term and shall continue thereafter so long as such continuance is specifically approved at least annually by (i) the Board or (ii) a vote of a "majority" (as defined in the 1940 Act) of the Fund's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board members who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person or by proxy at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days' written notice, by the Board or by vote of holders of a majority of the Fund's shares, or upon 90 days' written notice, by the Manager. This
Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).


10. Representation by the Corporation

The Corporation represents that a copy of the Charter of Corporation is on file with the State of Maryland
Department of Assessments and Taxation.

If the foregoing is in accordance with your understanding, kindly indicate your acceptance hereof by signing and returning the enclosed copy of this Agreement to us.

								Very
truly yours,

	Smith
Barney Sector
Series Inc.,

	on behalf of
	Smith
Barney Financial
Services Fund




	By:
Heath B. McLendon
								Title:
Chairman of the Board


Accepted:

SSB Citi Fund Management LLC



By:      Lewis E. Daidone
Title:   Senior Vice President

SECT\INVESTMENT MANAGEMENT AGREEMENT FSF